Exhibit 99.1

Maison Solutions Inc. Regains Compliance with Nasdaq Minimum Bid Price Requirement

MONTEREY PARK, Calif., May 12, 2026 — Maison Solutions Inc. (NASDAQ: MSS) (“Maison Solutions” or the “Company”), a specialty grocery retailer offering traditional Asian food and merchandise to U.S. consumers, today announced that on May 11, 2026, it received written notification from The Nasdaq Listing Qualifications Department of the Nasdaq Stock Market LLC stating that the Company has regained compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. Accordingly, the Company’s Class A common stock will continue to be listed and traded on the Nasdaq Capital Market.

About Maison Solutions Inc.

Maison Solutions Inc. is a U.S.-based specialty grocery retailer offering traditional Asian food and merchandise, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in four traditional Asian supermarkets in the Los Angeles, California area, operating under the brand name HK Good Fortune, and three supermarkets in the Phoenix and Tucson, Arizona metro areas, operating under the brand name Lee Lee International Supermarket. To learn more about Maison Solutions, please visit the Company’s website at www.maisonsolutionsinc.com. Follow us on LinkedIn and X.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. Forward-looking statements may include, but are not limited to, statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, plans, believes or anticipates will or may occur in the future. These forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC, copies of which are available on the SEC’s website at www.sec.gov. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after the date of this release, except as required by law.

Investor Relations Contact:

info@maisonsolutionsinc.com